Exhibit 5.1

John T. McKenna
+1 650 843 5059
jmckenna@cooley.com
August 23, 2019
Apollo Endosurgery, Inc.
1120 South Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746
Ladies and Gentlemen:
You have requested our opinion, as counsel to Apollo Endosurgery, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus (the “Prospectus”), covering the registration for resale of up to 8,016,484 shares of the common stock, $0.001 par value, of the Company (the “Common Stock”), including (i) 6,153,854 shares of Common Stock (the “Principal Shares”) issuable upon the conversion of $20,000,000 aggregate principal amount of 6.0% Convertible Debentures due 2024 issued on August 12, 2019 (the “Debentures”) and (ii) up to 1,862,630 additional shares of Common Stock issuable as interest payable pursuant to the terms of the Debentures (the “Interest Shares”). The Debentures were issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of August 7, 2019, by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”).
In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Debentures, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, the Securities Purchase Agreement and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials; and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Principal Shares, when issued upon conversion in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable and (ii) the Interest Shares, when issued in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com

August 23, 2019
Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com